Press Release	Contacts:
www.aig.com	Quentin McMillan (Investors): quentin.mcmillan@aig.com
Claire Talcott (Media): claire.talcott@aig.com

AIG Reports Third Quarter 2023 Results
■Net income per diluted share was $2.81, and adjusted after-tax income* (AATI) per diluted share was $1.61, an increase of 92% from the prior year quarter
■General Insurance combined ratio was 90.5%, an improvement of 680 basis points from the prior year quarter, including 6.9 points of catastrophe losses and 2.7 points of favorable prior year development (PYD), net of reinsurance and prior year premiums
■General Insurance accident year combined ratio, as adjusted* (AYCR) was 86.3%, an improvement of 210 basis points from the prior year quarter, driven by the outstanding performance of the Commercial Lines AYCR of 81.7%
■General Insurance net premiums written (NPW) increased 1% year-over-year, or 9% on a comparable basis*†, driven by 16% growth in Personal Insurance and 6% growth in Commercial Lines
■Life and Retirement adjusted pre-tax income (APTI) was $971 million, up 24% from the prior year quarter, benefiting from continued growth in net investment spread
■Returned over $1 billion to shareholders through $785 million of common stock repurchases and $261 million of dividends in the third quarter
■On November 1, AIG announced the successful closing of the sale of Validus Re to RenaissanceRe, simplifying our portfolio and allowing us to accelerate capital management plans
■On October 31, Corebridge announced the closing of the sale of Laya Healthcare Limited to AXA for €650 million, the net proceeds from which will be distributed by a special dividend of approximately $730 million to Corebridge shareholders

THIRD QUARTER 2023 NOTEWORTHY ITEMS
•General Insurance APTI of $1.4 billion increased $617 million from the prior year quarter, driven by higher underwriting income as a result of an improved accident year loss ratio, higher favorable PYD and increased net investment income. General Insurance underwriting results for the current quarter exclude Crop Risk Services (CRS), the sale of which closed on July 3, 2023.
•Life and Retirement APTI increased $187 million from the prior year quarter to $971 million, driven by continued spread expansion and strong sales, particularly in Fixed Index Annuities.
•Net income attributable to AIG common shareholders was $2.0 billion compared to $2.7 billion in the prior year quarter, or $2.81 per diluted common share compared to $3.55 per diluted common share.
•AATI was $1.2 billion compared to $0.6 billion in the prior year quarter, or $1.61 per diluted common share compared to $0.84 per diluted common share, reflective of improved results across General Insurance, Life and Retirement and Other Operations, and a 7% reduction in weighted average diluted shares outstanding.
•Annualized return on common equity (ROCE) was 19.8% and annualized adjusted ROCE* was 8.5%. Annualized adjusted ROCE was 12.4% for General Insurance and 11.4% for Life and Retirement.
* Refers to financial measure not calculated in accordance with generally accepted accounting principles (non-GAAP); definitions of non-GAAP measures and reconciliations to their closest GAAP measures can be found in this news release under the heading Comment on Regulation G and Non-GAAP Financial Measures.
† Net premiums written on a comparable basis reflects year-over-year comparison on a constant dollar basis adjusted for the International lag elimination, the sale of Crop Risk Services (CRS) and the sale of Validus Re. Refer to page 18 for more detail.

NEW YORK, November 1, 2023 – American International Group, Inc. (NYSE: AIG) today reported financial results for the third quarter ended September 30, 2023.

AIG Chairman & Chief Executive Officer Peter Zaffino said: “In the third quarter, AIG delivered exceptional results driven by continued improvement in underwriting profitability and an outstanding quarter in our Commercial Lines business with an 81.7% accident year combined ratio, as adjusted. This quarter’s adjusted after-tax income per diluted share of $1.61 increased 92% from the prior year quarter. Our relentless focus on our strategic priorities has enabled us to accelerate our execution and generate significant sustainable value for shareholders and other stakeholders.

“On November 1, we announced the successful closing of the sale of Validus Re to RenaissanceRe for which we received total consideration of $3.3 billion in cash, including a pre-closing dividend, and approximately $275 million in RenaissanceRe stock. This sale significantly contributes to our efforts to streamline our business model, simplify our portfolio and further reduce volatility.

“Our continued attention to underwriting excellence and portfolio optimization has manifested in outstanding results for General Insurance. The General Insurance combined ratio improved to 90.5%. The combined ratio included $462 million of total catastrophe-related charges, or 6.9 loss ratio points. Accident year combined ratio, as adjusted, of 86.3% represents an improvement of 210 basis points from the prior year quarter. Additionally, the third quarter results reflect favorable prior year reserve development, net of reinsurance and prior year premiums, of $210 million, or a 2.7 loss ratio point benefit.

“Our continued growth across the portfolio was impressive in the third quarter. General Insurance net premiums written increased 1% year-over-year, or 9% on a comparable basis†, driven by 16% growth in Personal Insurance and 6% growth in Commercial Lines. North America Commercial pricing, which includes rate and exposure, increased 9% excluding Workers’ Compensation, while International Commercial pricing increased 6% year-over-year. Global Commercial pricing increased 8% excluding Workers’ Compensation and remains above loss cost trend.

“Life & Retirement also delivered solid third-quarter results, which were attributable to continued spread expansion and strong Fixed Index Annuities sales which exceeded $2 billion for the third consecutive quarter. Base net investment income continued to see benefits from the higher interest rate environment and Individual and Group Retirement produced a 41 basis point base spread expansion year-over-year.

“Corebridge continues to make significant progress in simplifying its portfolio. In September, Corebridge announced the sale of AIG Life Limited to Aviva plc for a consideration of £460 million. On October 31, Corebridge closed the sale of Laya Healthcare to AXA for €650 million, the net proceeds from which will be distributed by a special dividend of approximately $730 million to Corebridge shareholders of record. These transactions will enable Corebridge to concentrate on U.S. Life & Retirement solutions where it has proven market strength and distribution capabilities.”

† Net premiums written on a comparable basis reflects year-over-year comparison on a constant dollar basis adjusted for the International lag elimination, the sale of CRS and the sale of Validus Re. Refer to page 18 for more detail.

For the third quarter of 2023, net income attributable to AIG common shareholders was $2.0 billion, or $2.81 per diluted common share, compared to $2.7 billion, or $3.55 per diluted common share, in the prior year quarter. The decline was primarily driven by a decrease in net realized gains, both including and excluding Fortitude Re funds withheld assets and embedded derivative, partially offset by higher General Insurance underwriting income and total net investment income. The decrease in net income was also attributable to lower ownership in Corebridge following the Corebridge secondary offering in June.

AATI was $1.2 billion, or $1.61 per diluted common share, for the third quarter of 2023 compared to $0.6 billion, or $0.84 per diluted common share, in the prior year quarter. The increase in AATI was due to higher underwriting income in General Insurance, higher net investment income and better results in Other Operations, partially offset by an increase in adjusted income tax expenses as well as an increase in non-controlling interest expense due to the Corebridge secondary offering. The third quarter adjusted effective tax rate was 26.3% compared to 20.5% in the prior year quarter, driven by higher foreign income, which is taxed at rates higher than the U.S. federal income tax rate of 21%, and tax adjustments related to prior year tax returns.

Total net investment income for the third quarter of 2023 was $3.6 billion, an increase of 33% from $2.7 billion in the prior year quarter, primarily driven by higher income from fixed maturity securities and loans due to higher reinvestment rates and improved alternative investment income compared to losses from both the hedge fund and private equity portfolios in the prior year quarter. Total net investment income on an APTI basis* was $3.3 billion, an increase of $747 million from the prior year quarter, reflecting the same trends.

Book value per common share was $56.06 as of September 30, 2023, a decrease of 4% from June 30, 2023, driven by an increase in accumulated other comprehensive loss (AOCL) due to higher interest rates, and an increase of 2% from December 31, 2022, driven by the net impact of share repurchases. Adjusted book value per common share* was $78.17, an increase of approximately 3% compared to both June 30, 2023 and December 31, 2022, primarily driven by share repurchases. Adjusted tangible book value per common share* was $72.62, an increase of 4% from June 30, 2023 and an increase of 5% from December 31, 2022, both primarily driven by the net impact of share repurchases.

In the third quarter of 2023, AIG repurchased $785 million of common stock, or approximately 14 million shares, paid $261 million of common and preferred dividends and redeemed Validus debt for $289 million, inclusive of the loss on extinguishment of debt. AIG also received gross proceeds of $234 million from the sale of CRS. AIG parent liquidity was $3.6 billion as of September 30, 2023. Total debt and preferred stock to total capital ratio at September 30, 2023 was 33.7%, up from 32.3% at June 30, 2023, primarily driven by an increase in AOCL. Excluding AOCL adjusted for cumulative unrealized gains and losses related to Fortitude Re funds withheld assets, the total debt and preferred stock to total capital ratio* was 25.9% at September 30, 2023, relatively flat compared to June 30, 2023.

On November 1, 2023, the AIG Board of Directors declared a quarterly cash dividend on AIG common stock of $0.36 per share. The dividend is payable on December 28, 2023 to stockholders of record at the close of business on December 14, 2023.

The AIG Board of Directors also declared a quarterly cash dividend of $365.625 per share on AIG Series A 5.85% Non-Cumulative Perpetual Preferred Stock, with a liquidation preference of $25,000 per share, which is represented by depositary shares (NYSE: AIG PRA), each representing a 1/1,000th interest in a share of preferred stock. Holders of depositary shares will receive $0.365625 per depositary share. The dividend is payable on December 15, 2023 to holders of record at the close of business on November 30, 2023.

FINANCIAL SUMMARY

	Three Months Ended September 30,

($ in millions, except per common share amounts)	2022	2023
Net income attributable to AIG common shareholders	$2,741	$2,020
Net income per diluted share attributable to AIG common shareholders	$3.55	$2.81

Adjusted pre-tax income (loss)	$920	$1,873
General Insurance	750	1,367
Life and Retirement	784	971
Other Operations	(614)	(465)

Net investment income	$2,668	$3,556
Net investment income, APTI basis	2,535	3,282

Adjusted after-tax income attributable to AIG common shareholders	$644	$1,158
Adjusted after-tax income per diluted share attributable to AIG common shareholders	$0.84	$1.61

Weighted average common shares outstanding - diluted (in millions)	771.1	718.7

Return on common equity	25.9%	19.8%
Adjusted return on common equity	4.6%	8.5%

Book value per common share	$52.76	$56.06
Adjusted book value per common share	$74.90	$78.17

Common shares outstanding (in millions)	747.2	704.6

GENERAL INSURANCE

	Three Months Ended September 30,
($ in millions)	2022	2023	Change
Gross premiums written	$9,238	$8,870	(4)%

Net premiums written	$6,403	$6,462	1%
North America	3,138	3,151	—
North America Commercial Lines	2,757	2,544	(8)
North America Personal Insurance	381	607	59
International	3,265	3,311	1
International Commercial Lines	1,992	2,038	2
International Personal Insurance	1,273	1,273	—

Underwriting income (loss)	$168	$611	264%
North America	(439)	235	NM
North America Commercial Lines	(374)	292	NM
North America Personal Insurance	(65)	(57)	12
International	607	376	(38)
International Commercial Lines	469	339	(28)
International Personal Insurance	138	37	(73)

Net investment income, APTI basis	$582	$756	30%
Adjusted pre-tax income	$750	$1,367	82%
Return on adjusted segment common equity	6.7%	12.4%	5.7	pts

Underwriting ratios:
North America Combined Ratio (CR)	114.0	92.3	(21.7)	pts
North America Commercial Lines CR	113.6	88.9	(24.7)
North America Personal Insurance CR	116.4	113.0	(3.4)
International CR	81.4	88.7	7.3
International Commercial Lines CR	75.4	83.4	8.0
International Personal Insurance CR	89.8	97.2	7.4
General Insurance (GI) CR	97.3	90.5	(6.8)

GI Loss ratio	67.5	59.6	(7.9)	pts
Less: impact on loss ratio
Catastrophe losses and reinstatement premiums	(9.8)	(6.9)	2.9
Prior year development, net of reinsurance and prior year premiums	0.9	2.7	1.8
GI Accident year loss ratio, as adjusted	58.6	55.4	(3.2)
GI Expense ratio	29.8	30.9	1.1
GI Accident year combined ratio, as adjusted	88.4	86.3	(2.1)

Accident year combined ratio, as adjusted (AYCR):
North America AYCR	88.2	86.6	(1.6)	pts
North America Commercial Lines AYCR	84.6	83.0	(1.6)
North America Personal Insurance AYCR	112.8	108.4	(4.4)
International AYCR	88.6	86.0	(2.6)
International Commercial Lines AYCR	80.4	79.7	(0.7)
International Personal Insurance AYCR	99.9	95.9	(4.0)

General Insurance
•On July 3, 2023, AIG closed the sale of CRS for a pre-tax gain of $126 million. On November 1, 2023, AIG closed the sale of Validus Re. As a result of the sale of CRS, its premiums and underwriting results were not included in General Insurance third quarter 2023 results.
•Third quarter 2023 NPW of $6.5 billion increased 1% from the prior year quarter, or 9% on a comparable basis†, driven by 16% growth in Personal Insurance and 6% growth in Commercial Lines. North America Commercial Lines NPW declined 8% as reported, or grew 5% from the prior year quarter on a comparable basis†, attributable to positive rate changes, higher renewal retentions and strong new business production in Lexington and Retail Property, partially offset by lower Financial Lines premiums reflecting our continued underwriting discipline. International Commercial Lines delivered 2% NPW growth from the prior year quarter, or 7% on a comparable basis†, attributable to continued positive rate changes, strong retention, and robust new business production, partially offset by a decrease in Financial Lines. Global Personal Insurance NPW increased 14% from the prior year quarter, or 16% on a comparable basis†, primarily driven by Private Client Select resulting from changes in our reinsurance program, as well as growth in Travel and Personal Property.
•Third quarter 2023 underwriting income increased $443 million from the prior year quarter to $611 million, and included $462 million of total catastrophe-related charges, representing 6.9 loss ratio points, of which $367 million was in North America, mainly attributable to the Lahaina Wildfire and Hurricane Idalia, and $95 million in International. Third quarter 2023 catastrophe-related charges of $462 million were down 29% compared to third quarter 2022 catastrophe-related charges of $655 million, which included losses from Hurricane Ian. Third quarter 2023 also included favorable PYD of $139 million compared to favorable PYD of $72 million in the prior year quarter. The development in the third quarter 2023 was largely driven by favorable development on U.S. Workers’ Compensation business, partially offset by unfavorable development on UK/Europe Casualty and UK Financial Lines.
•The combined ratio improved 6.8 points from the prior year quarter to 90.5%, driven by a 7.9 point decrease in the loss ratio to 59.6%. The AYCR improved 2.1 points from the prior year quarter to 86.3%, driven by a 3.2 point decrease in the accident year loss ratio, as adjusted* (AYLR) to 55.4%, reflecting continued earn-in of premium rate increases in excess of loss cost trends and continued benefit from the business mix shift, coupled with our execution on portfolio management strategies focusing on risk selection and improved terms and conditions. The expense ratio was 30.9%, a 1.1 point increase from the prior year quarter, largely from the business mix shift impact on the acquisition ratio.
•The North America Commercial Lines combined ratio improved 24.7 points from the prior year quarter to 88.9%, driven by favorable PYD compared to unfavorable PYD in the prior year quarter as well as lower catastrophe losses. The AYCR improved 1.6 points to 83.0%, driven by a 4.7 point improvement in the AYLR to 57.8%. International Commercial Lines combined ratio increased 8.0 points from the prior year quarter to 83.4%, driven by unfavorable PYD. The AYCR improved 0.7 point to 79.7% due to a decrease in the acquisition ratio, mainly attributable to changes in the business mix.
•The North America Personal Insurance combined ratio improved 3.4 points from the prior year quarter to 113.0% and the AYCR improved 4.4 points to 108.4%, primarily driven by the expense ratio improving 8.4 points to 46.0%. The International Personal Insurance combined ratio increased 7.4 points from the prior year quarter to 97.2%, driven by a decrease in favorable PYD. The AYCR improved 4.0 points to 95.9%, driven by a 5.6 point improvement in the AYLR to 54.5%, as the prior year quarter had elevated losses related to COVID-19 within Accident & Health.
•Annualized return on adjusted segment common equity* for the third quarter and year-to-date were 12.4% and 12.0%, respectively, compared to 6.7% and 10.3% in the prior year.
† Net premiums written on a comparable basis reflects year-over-year comparison on a constant dollar basis adjusted for the International lag elimination, the sale of CRS and the sale of Validus Re. Refer to page 18 for more detail.
*These measures are not calculated in accordance with generally accepted accounting principles (non-GAAP); definitions of non-GAAP measures and reconciliations to their closest GAAP measures can be found in this news release under the heading Comment on Regulation G and Non-GAAP Financial Measures.

LIFE AND RETIREMENT

	Three Months Ended
	September 30,
($ in millions, except as indicated)	2022	2023	Change
Adjusted pre-tax income	$784	$971	24%
Individual Retirement	377	572	52
Group Retirement	193	191	(1)
Life Insurance	131	133	2
Institutional Markets	83	75	(10)

Premiums and fees	$2,133	$1,512	(29)%
Individual Retirement	248	211	(15)
Group Retirement	104	108	4
Life Insurance	928	946	2
Institutional Markets	853	247	(71)

Premiums and deposits	$8,894	$9,248	4%
Individual Retirement	3,792	3,961	4
Group Retirement	2,039	1,831	(10)
Life Insurance	1,166	1,200	3
Institutional Markets	1,897	2,256	19

Net flows	$(92)	$(2,931)	NM	%
Individual Retirement	696	(743)	NM
Group Retirement	(788)	(2,188)	(178)

Net investment income, APTI basis	$2,004	$2,465	23%
Return on adjusted segment common equity	9.7%	11.4%	1.7	pts

Life and Retirement
•Life and Retirement reported APTI of $971 million for the third quarter of 2023, up 24% from $784 million in the prior year quarter. The increase was primarily due to higher base portfolio spread income as a result of improved base portfolio yields and higher alternative investment income. Combined base net investment spreads in Individual and Group Retirement continued to widen with a 41 basis point improvement year-over-year.
•Premiums declined 42% from the prior year quarter to $0.8 billion due to lower pension risk transfer volumes. Premiums and deposits* increased 4% to $9.2 billion. Fixed Index Annuities continued to be the top driver of strong sales and Institutional Markets also had strong sales, supported by $1.9 billion of new guaranteed investment contracts, partially offset by lower volume of Variable Annuities and pension risk transfer deals.
•Annualized return on adjusted segment common equity* for the third quarter and year-to-date were both 11.4% compared to 9.7% and 10.5%, respectively, in the prior year.
•During the third quarter, Corebridge returned $192 million to shareholders through approximately $146 million of common stock dividends and $46 million in share repurchases.

OTHER OPERATIONS

	Three Months Ended
	September 30,
($ in millions)	2022	2023	Change
Corporate and Other	$(518)	$(421)	19%
Asset Management Group	51	(47)	NM
Adjusted pre-tax loss before consolidation and eliminations	(467)	(468)	—
Consolidation and eliminations	(147)	3	NM
Adjusted pre-tax loss	$(614)	$(465)	24%

Other Operations
•Other Operations adjusted pre-tax loss (APTL) of $465 million improved $149 million, or 24%, from the prior year quarter, primarily due to the impact of Variable Interest Entities (VIEs), in addition to improved results in Corporate and Other.
•Corporate and Other APTL improved $97 million, or 19%, from the prior year quarter, largely due to lower general operating expenses, higher income from parent short-term investments, and the absence of mark-to-market losses on a legacy investment portfolio that was sold in the fourth quarter of 2022. The improvement was partially offset by higher interest expenses related to Corebridge financial debt compared to the third quarter of 2022.
•The Asset Management Group (AMG), which includes the consolidated results of VIEs, recorded adjusted pre-tax loss of $47 million, reflecting a $98 million decrease from the prior year quarter, largely due to lower interest income and net losses associated with VIEs compared to net gains in the prior year quarter.
•Changes in consolidation and eliminations were attributable to elimination of intercompany net investment income of VIEs that are consolidated by AMG within Other Operations whereby the insurance subsidiaries report as net investment income for their investment in consolidated VIEs included in AMG. The third quarter of 2023 included the elimination of net losses compared to modest net gains in the prior year quarter.

CONFERENCE CALL
AIG will host a conference call tomorrow, Thursday, November 2, 2023 at 8:30 a.m. ET to review these results. The call is open to the public and can be accessed via a live, listen-only webcast in the Investors section of www.aig.com. A replay will be available after the call at the same location.

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Additional supplementary financial data is available in the Investors section at www.aig.com.

Certain statements in this press release and other publicly available documents may include, and members of AIG management may from time to time make and discuss, statements which, to the extent they are not statements of historical or present fact, may constitute “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward‑looking statements are intended to provide management’s current expectations or plans for AIG’s future operating and financial performance, based on assumptions currently believed to be valid and accurate. Forward-looking statements are often preceded by, followed by or include words such as “will,” “believe,” “anticipate,” “expect,” “expectations,” “intend,” “plan,” “strategy,” “prospects,” “project,” “anticipate,” “should,” “guidance,” “outlook,” “confident,” “focused on achieving,” “view,” “target,” “goal,” “estimate” and other words of similar meaning in connection with a discussion of future operating or financial performance. These statements may include, among other things, projections, goals and assumptions that relate to future actions, prospective services or products, future performance or results of current and anticipated services or products, sales efforts, expense reduction efforts, the outcome of contingencies such as legal proceedings, anticipated organizational, business or regulatory changes, such as the separation of the Life and Retirement business from AIG, the effect of catastrophic events, both natural and man-made, and macroeconomic and/or geopolitical events, anticipated dispositions, monetization and/or acquisitions of businesses or assets, the successful integration of acquired businesses, management succession and retention plans, exposure to risk, trends in operations and financial results, and other statements that are not historical facts.

All forward-looking statements involve risks, uncertainties and other factors that may cause AIG’s actual results and financial condition to differ, possibly materially, from the results and financial condition expressed or implied in the forward-looking statements. Factors that could cause AIG’s actual results to differ, possibly materially, from those in specific projections, goals, assumptions and other forward-looking statements include, without limitation:

•the impact of adverse developments affecting economic conditions in the markets in which AIG and its businesses operate in the U.S. and globally, including adverse developments related to financial market conditions, macroeconomic trends, fluctuations in interest rates and foreign currency exchange rates, inflationary pressures, pressures on the commercial real estate market, an economic slowdown or recession, a potential U.S. federal government shutdown and geopolitical events or conflicts, including the conflict between Russia and Ukraine and the conflict in Israel and the surrounding areas;
•occurrence of catastrophic events, both natural and man-made, including the effects of climate change, geopolitical events and conflicts and civil unrest;
•disruptions in the availability or accessibility of AIG's or a third party’s information technology systems, including hardware and software, infrastructure or networks, and the inability to safeguard the confidentiality and integrity of customer, employee or company data due to cyberattacks, data security breaches, or infrastructure vulnerabilities;
•AIG’s ability to successfully dispose of, monetize and/or acquire businesses or assets or successfully integrate acquired businesses, and the anticipated benefits thereof;
•AIG's ability to realize expected strategic, financial, operational or other benefits from the separation of Corebridge as well as AIG’s equity market exposure to Corebridge;
•the effectiveness of strategies to retain and recruit key personnel and to implement effective succession plans;
•concentrations in AIG’s investment portfolios;
•AIG’s reliance on third-party investment managers;
•changes in the valuation of AIG’s investments;
•AIG’s reliance on third parties to provide certain business and administrative services;
•availability of adequate reinsurance or access to reinsurance on acceptable terms;
•concentrations of AIG’s insurance, reinsurance and other risk exposures;
•nonperformance or defaults by counterparties, including Fortitude Reinsurance Company Ltd. (Fortitude Re);

•AIG's ability to adequately assess risk and estimate related losses as well as the effectiveness of AIG’s enterprise risk management policies and procedures, including with respect to business continuity and disaster recovery plans;
•changes in judgments concerning potential cost-saving opportunities;
•AIG's ability to effectively implement changes under AIG 200, including the ability to realize cost savings;
•difficulty in marketing and distributing products through current and future distribution channels;
•actions by rating agencies with respect to AIG’s credit and financial strength ratings as well as those of its businesses and subsidiaries;
•changes to sources of or access to liquidity;
•changes in judgments concerning the recognition of deferred tax assets and the impairment of goodwill;
•changes in judgments or assumptions concerning insurance underwriting and insurance liabilities;
•changes in accounting principles and financial reporting requirements;
•the effects of sanctions, including those related to the conflict between Russia and Ukraine, and the failure to comply with those sanctions;
•the effects of changes in laws and regulations, including those relating to the regulation of insurance, in the U.S. and other countries in which AIG and its businesses operate;
•changes to tax laws in the U.S. and other countries in which AIG and its businesses operate;
•the outcome of significant legal, regulatory or governmental proceedings;
•AIG’s ability to effectively execute on sustainability targets and standards;
•AIG’s ability to address evolving stakeholder expectations with respect to environmental, social and governance matters;
•the impact of COVID-19 or other epidemics, pandemics and other public health crises and responses thereto; and
•such other factors discussed in Part I, Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations (MD&A) in AIG’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2023 (which will be filed with the Securities and Exchange Commission (SEC)) and Part I, Item 1A. Risk Factors and Part II, Item 7. MD&A in AIG’s Annual Report on Form 10-K for the year ended December 31, 2022.

Forward-looking statements speak only as of the date of this press release, or in the case of any document incorporated by reference, the date of that document. AIG is not under any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law. Additional information as to factors that may cause actual results to differ materially from those expressed or implied in any forward-looking statements is disclosed from time to time in our filings with the SEC.

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COMMENT ON REGULATION G AND NON-GAAP FINANCIAL MEASURES
Throughout this press release, including the financial highlights, AIG presents its financial condition and results of operations in the way it believes will be most meaningful and representative of its business results. Some of the measurements AIG uses are “Non-GAAP financial measures” under SEC rules and regulations. GAAP is the acronym for generally accepted accounting principles in the United States. The non-GAAP financial measures AIG presents are listed below and may not be comparable to similarly-named measures reported by other companies. The reconciliations of such measures to the most comparable GAAP measures in accordance with Regulation G are included within the relevant tables attached to this news release or in the Third Quarter 2023 Financial Supplement available in the Investors section of AIG’s website, www.aig.com.
Unless otherwise mentioned or unless the context indicates otherwise, we use the terms “AIG,” “we,” “us” and “our” to refer to American International Group, Inc., a Delaware corporation, and its consolidated subsidiaries.
AIG uses the following operating performance measures because AIG believes they enhance the understanding of the underlying profitability of continuing operations and trends of AIG’s business segments. AIG believes they also allow for more meaningful comparisons with AIG’s insurance competitors. When AIG uses these measures, reconciliations to the most comparable GAAP measure are provided on a consolidated basis.
Book value per common share, excluding accumulated other comprehensive income (loss) (AOCI) adjusted for the cumulative unrealized gains and losses related to Fortitude Re funds withheld assets and deferred tax assets (DTA) (Adjusted book value per common share) is used to show the amount of our net worth on a per-common share basis after eliminating items that can fluctuate significantly from period to period, including changes in fair value (1) of AIG’s available for sale securities portfolio, (2) of market risk benefits attributable to our own credit risk and (3) due to discount rates used to measure traditional and limited payment long-duration insurance contracts, foreign currency translation adjustments and U.S. tax attribute deferred tax assets. This measure also eliminates the asymmetrical impact resulting from changes in fair value of our available for sale securities portfolio wherein there is largely no offsetting impact for certain related insurance liabilities. In addition, we adjust for the cumulative unrealized gains and losses related to Fortitude Re funds withheld assets held by AIG in support of Fortitude Re’s reinsurance obligations to AIG post deconsolidation of Fortitude Re (Fortitude Re funds withheld assets) since these fair value movements are economically transferred to Fortitude Re. We exclude deferred tax assets representing U.S. tax attributes related to net operating loss carryforwards and foreign tax credits as they have not yet been utilized. Amounts for interim periods are estimates based on projections of full-year attribute utilization. As net operating loss carryforwards and foreign tax credits are utilized, the portion of the DTA utilized is included in these book value per common share metrics. Adjusted book value per common share is derived by dividing total AIG common shareholders’ equity, excluding AOCI adjusted for the cumulative unrealized gains and losses related to Fortitude Re funds withheld assets, and DTA (Adjusted common shareholders’ equity), by total common shares outstanding.
Book Value per Common Share, Excluding Goodwill, Value of Business Acquired (VOBA), Value of Distribution Channel Acquired (VODA), Other Intangible Assets, AOCI adjusted for the cumulative unrealized gains and losses related to Fortitude Re funds withheld assets, and Deferred Tax Assets (DTA) (Adjusted Tangible Book Value per Common Share) is used to provide more accurate measure of the realizable value of shareholder on a per-common share basis. Adjusted Tangible Book Value per Common Share is derived by dividing Total AIG common shareholders’ equity, excluding intangible assets, AOCI adjusted for the cumulative unrealized gains and losses related to Fortitude Re funds withheld assets, and DTA (Adjusted Tangible Common Shareholders’ Equity), by total common shares outstanding.
AIG Return on Common Equity (ROCE) – Adjusted After-tax Income Excluding AOCI adjusted for the cumulative unrealized gains and losses related to Fortitude Re funds withheld assets and DTA (Adjusted return on common equity) is used to show the rate of return on common shareholders’ equity. We believe this measure is useful to investors because it eliminates items that can fluctuate significantly from period to period, including changes in fair value (1) of AIG’s available for sale securities portfolio, (2) of market risk benefits attributable to our own credit risk and (3) due to discount rates used to measure traditional and limited payment long-duration insurance contracts, foreign currency translation adjustments and U.S. tax attribute deferred tax assets. This measure also eliminates the asymmetrical impact resulting from changes in fair value of our available for sale securities portfolio wherein there is largely no offsetting impact for certain related insurance liabilities. In addition, we adjust for the cumulative unrealized gains and losses related to Fortitude Re funds withheld assets since these fair value movements are economically transferred to Fortitude Re. We exclude deferred tax assets representing U.S. tax attributes related to net operating loss carryforwards and foreign tax credits as they have not yet been utilized. Amounts for interim periods are estimates based on projections of full-year attribute utilization. As net operating loss carryforwards and foreign tax credits are utilized, the portion of the DTA utilized is included in Adjusted Return on Common Equity. Adjusted Return on Common Equity is derived by dividing actual or annualized adjusted after-tax income attributable to AIG common shareholders by average Adjusted Common Shareholders’ Equity.
General Insurance and Life and Retirement Adjusted Segment Common Equity is based on segment equity adjusted for the attribution of debt and preferred stock (Segment Common Equity) and is consistent with AIG’s Adjusted Common Shareholders’ Equity definition.
General Insurance and Life and Retirement Return on Adjusted Segment Common Equity – Adjusted After-tax Income (Return on adjusted segment common equity) is used to show the rate of return on Adjusted Segment Common Equity. Return on Adjusted Segment Common Equity is derived by dividing actual or annualized Adjusted After-tax Income by Average Adjusted Segment Common Equity.
Adjusted After-tax Income Attributable to General Insurance and Life and Retirement is derived by subtracting attributed interest expense, income tax expense and attributed dividends on preferred stock from APTI. Attributed debt and the related interest expense and dividends on preferred stock are calculated based on our internal allocation model. Tax expense or benefit is calculated based on an internal attribution methodology that considers among other things the taxing jurisdiction in which the segments conduct business, as well as the deductibility of expenses in those jurisdictions.
Adjusted revenues exclude Net realized gains (losses), income from non-operating litigation settlements (included in Other income for GAAP purposes), changes in fair value of securities used to hedge guaranteed living benefits (included in Net investment income for GAAP purposes) and income from elimination of the International reporting lag. Adjusted revenues is a GAAP measure for our segments.
Adjusted Pre-tax Income (APTI) is derived by excluding the items set forth below from income from continuing operations before income tax. This definition is consistent across our segments. These items generally fall into one or more of the following broad categories: legacy matters having no relevance to our current businesses or operating performance; adjustments to enhance transparency to the underlying economics of transactions; and measures that we believe to be common to the industry. APTI is a GAAP measure for our segments. Excluded items include the following:
•changes in fair value of securities used to hedge guaranteed living benefits;
•net change in market risk benefits (MRBs);
•changes in benefit reserves related to net realized gains and losses;
•changes in the fair value of equity securities;
•net investment income on Fortitude Re funds withheld assets;
•following deconsolidation of Fortitude Re, net realized gains and losses on Fortitude Re funds withheld assets;
•loss (gain) on extinguishment of debt;
•all net realized gains and losses except earned income (periodic settlements and changes in settlement accruals) on derivative instruments used for non-qualifying (economic) hedging or for asset replication. Earned income on such economic hedges is reclassified from net realized gains and losses to specific APTI line items based on the economic risk being hedged (e.g. net investment income and interest credited to policyholder account balances);
•income or loss from discontinued operations;
•net loss reserve discount benefit (charge);
•pension expense related to lump sum payments to former employees;
•net gain or loss on divestitures and other;
•non-operating litigation reserves and settlements;
•restructuring and other costs related to initiatives designed to reduce operating expenses, improve efficiency and simplify our organization;
•the portion of favorable or unfavorable prior year reserve development for which we have ceded the risk under retroactive reinsurance agreements and related changes in amortization of the deferred gain;
•integration and transaction costs associated with acquiring or divesting businesses;
•losses from the impairment of goodwill;
•non-recurring costs associated with the implementation of non-ordinary course legal or regulatory changes or changes to accounting principles; and
•income from elimination of the international reporting lag.

Adjusted After-tax Income attributable to AIG common shareholders (AATI) is derived by excluding the tax effected APTI adjustments described above, dividends on preferred stock, noncontrolling interest on net realized gains (losses), other non-operating expenses and the following tax items from net income attributable to AIG:

•deferred income tax valuation allowance releases and charges;
•changes in uncertain tax positions and other tax items related to legacy matters having no relevance to our current businesses or operating performance; and
•net tax charge related to the enactment of the Tax Cuts and Jobs Act.

See page 15 for the reconciliation of Net income attributable to AIG to Adjusted After-tax Income Attributable to AIG.

Ratios: We, along with most property and casualty insurance companies, use the loss ratio, the expense ratio and the combined ratio as measures of underwriting performance. These ratios are relative measurements that describe, for every $100 of net premiums earned, the amount of losses and loss adjustment expenses (which for General Insurance excludes net loss reserve discount), and the amount of other underwriting expenses that would be incurred. A combined ratio of less than 100 indicates underwriting income and a combined ratio of over 100 indicates an underwriting loss. Our ratios are calculated using the relevant segment information calculated under GAAP, and thus may not be comparable to similar ratios calculated for regulatory reporting purposes. The underwriting environment varies across countries and products, as does the degree of litigation activity, all of which affect such ratios. In addition, investment returns, local taxes, cost of capital, regulation, product type and competition can have an effect on pricing and consequently on profitability as reflected in underwriting income and associated ratios.

Accident year loss and Accident year combined ratios, as adjusted (Accident year loss ratio, ex-CAT and Accident year combined ratio, ex-CAT): both the accident year loss and accident year combined ratios, as adjusted, exclude catastrophe losses (CATs) and related reinstatement premiums, prior year development, net of premium adjustments, and the impact of reserve discounting. Natural catastrophe losses are generally weather or seismic events, in each case, having a net impact on AIG in excess of $10 million and man-made catastrophe losses, such as terrorism and civil disorders that exceed the $10 million threshold. We believe that as adjusted ratios are meaningful measures of our underwriting results on an ongoing basis as they exclude catastrophes and the impact of reserve discounting which are outside of management’s control. We also exclude prior year development to provide transparency related to current accident year results.

Underwriting ratios are computed as follows:
a.Loss ratio = Loss and loss adjustment expenses incurred ÷ Net premiums earned (NPE)
b.Acquisition ratio = Total acquisition expenses ÷ NPE
c.General operating expense ratio = General operating expenses ÷ NPE
d.Expense ratio = Acquisition ratio + General operating expense ratio
e.Combined ratio = Loss ratio + Expense ratio
f.CATs and reinstatement premiums ratio = [Loss and loss adjustment expenses incurred – (CATs)] ÷ [NPE +/(-) Reinstatement premiums related to catastrophes] – Loss ratio
g.Accident year loss ratio, as adjusted (AYLR ex-CAT) = [Loss and loss adjustment expenses incurred – CATs – PYD] ÷ [NPE +/(-) Reinstatement premiums related to catastrophes +/(-) Prior year premiums + Adjustment for ceded premium under reinsurance contracts related to prior accident years]
h.Accident year combined ratio, as adjusted (AYCR ex-CAT) = AYLR ex-CAT + Expense ratio
i.Prior year development net of reinsurance and prior year premiums ratio = [Loss and loss adjustment expenses incurred – CATs – PYD] ÷ [NPE +/(-) Reinstatement premiums related to catastrophes +/(-) Prior year premiums] – Loss ratio – CATs and reinstatement premiums ratio.

Premiums and deposits: includes direct and assumed amounts received and earned on traditional life insurance policies, group benefit policies and life‑contingent payout annuities, as well as deposits received on universal life, investment‑type annuity contracts, Federal Home Loan Bank funding agreements and mutual funds. We believe the measure of premiums and deposits is useful in understanding customer demand for our products, evolving product trends and our sales performance period over period.
Results from discontinued operations are excluded from all of these measures.
#    #    #

American International Group, Inc. (AIG) is a leading global insurance organization. AIG member companies provide insurance solutions that help businesses and individuals in approximately 70 countries and jurisdictions protect their assets and manage risks. For additional information, visit www.aig.com. AIG common stock is listed on the New York Stock Exchange.

AIG is the marketing name for the worldwide operations of American International Group, Inc. All products and services are written or provided by subsidiaries or affiliates of American International Group, Inc. Products or services may not be available in all countries and jurisdictions, and coverage is subject to underwriting requirements and actual policy language. Non-insurance products and services may be provided by independent third parties. Certain property casualty coverages may be provided by a surplus lines insurer. Surplus lines insurers do not generally participate in state guaranty funds, and insureds are therefore not protected by such funds.

American International Group, Inc.
Selected Financial Data and Non-GAAP Reconciliation
($ in millions, except per common share data)

Reconciliations of Adjusted Pre-tax and After-tax Income
	Three Months Ended September 30,
	2022				2023
		Total Tax	Non-			Total Tax	Non-
		(Benefit)	controlling	After		(Benefits)	controlling	After
	Pre-tax	Charge	Interests(d)	Tax	Pre-tax	Charge	Interests(d)	Tax
Pre-tax income/net income, including noncontrolling interests	$3,904	$817	$—	$3,087	$3,568	$821	$—	$2,747
Noncontrolling interests			(339)	(339)			(720)	(720)
Pre-tax income/net income attributable to AIG	3,904	817	(339)	2,748	3,568	821	(720)	2,027
Dividends on preferred stock				7				7
Net income attributable to AIG common shareholders				2,741				2,020
Adjustments:
Changes in uncertain tax positions and other tax adjustments		2	—	(2)		15	—	(15)
Deferred income tax valuation allowance (releases) charges		(8)	—	8		52	—	(52)
Changes in fair value of securities used to hedge guaranteed living benefits	(6)	(1)	—	(5)	6	1	—	5
Change in market risk benefit, net(a)	(435)	(91)	—	(344)	(418)	(88)	—	(330)
Changes in benefit reserves related to net realized gains (losses)	(2)	—	—	(2)	(2)	—	—	(2)
Changes in the fair value of equity securities	(16)	(3)	—	(13)	(40)	(8)	—	(32)
Loss on extinguishment of debt	—	—	—	—	21	4	—	17
Net investment income on Fortitude Re funds withheld assets	(155)	(32)	—	(123)	(264)	(55)	—	(209)
Net realized losses on Fortitude Re funds withheld assets	86	17	—	69	227	48	—	179
Net realized gains on Fortitude Re funds withheld embedded derivative	(1,757)	(369)	—	(1,388)	(1,137)	(239)	—	(898)
Net realized gains(b)	(846)	(172)	—	(674)	(133)	(67)	—	(66)
Net gain on divestitures and other	(6)	(1)	—	(5)	(101)	(21)	—	(80)
Non-operating litigation reserves and settlements	(3)	(1)	—	(2)	—	—	—	—
Favorable prior year development and related amortization changes ceded under retroactive reinsurance agreements	(62)	(13)	—	(49)	(75)	(16)	—	(59)
Net loss reserve discount charge	10	2	—	8	5	1	—	4
Pension expense related to a one-time lump sum payment to former employees	—	—	—	—	8	2	—	6
Integration and transaction costs associated with acquiring or divesting businesses	52	11	—	41	65	13	—	52
Restructuring and other costs	147	29	—	118	132	27	—	105
Non-recurring costs related to regulatory or accounting changes	9	2	—	7	11	3	—	8
Noncontrolling interests(d)			259	259			505	505
Adjusted pre-tax income/Adjusted after-tax income attributable to AIG common shareholders	$920	$189	$(80)	$644	$1,873	$493	$(215)	$1,158

American International Group, Inc.
Selected Financial Data and Non-GAAP Reconciliation (continued)
($ in millions, except per common share data)

Reconciliations of Adjusted Pre-tax and After-tax Income (continued)
	Nine Months Ended September 30,
	2022				2023
		Total Tax	Non-			Total Tax	Non-
		(Benefit)	controlling	After		(Benefit)	controlling	After
	Pre-tax	Charge	Interests(d)	Tax	Pre-tax	Charge	Interests(d)	Tax
Pre-tax income/net income, including noncontrolling interests	$13,543	$2,816	$—	$10,726	$5,204	$853	$—	$4,351
Noncontrolling interests			(1,051)	(1,051)			(801)	(801)
Pre-tax income/net income attributable to AIG	13,543	2,816	(1,051)	9,675	5,204	853	(801)	3,550
Dividends on preferred stock				22				22
Net income attributable to AIG common shareholders				9,653				3,528
Adjustments:
Changes in uncertain tax positions and other tax adjustments		90	—	(90)		377	—	(377)
Deferred income tax valuation allowance (releases) charges		15	—	(15)		(45)	—	45
Changes in fair value of securities used to hedge guaranteed living benefits	(29)	(6)	—	(23)	12	2	—	10
Change in market risk benefit, net(a)	(713)	(150)	—	(563)	(484)	(102)	—	(382)
Changes in benefit reserves related to net realized gains (losses)	(11)	(2)	—	(9)	(7)	(1)	—	(6)
Changes in the fair value of equity securities	41	9	—	32	(134)	(28)	—	(106)
Loss on extinguishment of debt	299	63	—	236	21	4	—	17
Net investment income on Fortitude Re funds withheld assets	(634)	(133)	—	(501)	(1,001)	(210)	—	(791)
Net realized losses on Fortitude Re funds withheld assets	312	65	—	247	396	83	—	313
Net realized (gains) losses on Fortitude Re funds withheld embedded derivative	(7,851)	(1,649)	—	(6,202)	(152)	(32)	—	(120)
Net realized (gains) losses(b)	(1,055)	(270)	—	(785)	1,023	218	—	805
Loss from discontinued operations				1				—
Net gain on divestitures and other	(45)	(9)	—	(36)	(142)	(30)	—	(112)
Non-operating litigation reserves and settlements	(41)	(9)	—	(32)	—	—	—	—
Favorable prior year development and related amortization changes ceded under retroactive reinsurance agreements	(206)	(43)	—	(163)	(112)	(24)	—	(88)
Net loss reserve discount charge	4	1	—	3	85	18	—	67
Pension expense related to a one-time lump sum payment to former employees	—	—	—	—	75	16	—	59
Integration and transaction costs associated with acquiring or divesting businesses	136	29	—	107	196	41	—	155
Restructuring and other costs	415	85	—	330	402	84	—	318
Non-recurring costs related to regulatory or accounting changes	22	5	—	17	36	8	—	28
Net impact from elimination of international reporting lag(c)	—	—	—	—	(12)	(3)	—	(9)
Noncontrolling interests(d)			776	776			297	297
Adjusted pre-tax income/Adjusted after-tax income attributable to AIG common shareholders	$4,187	$907	$(275)	$2,983	$5,406	$1,229	$(504)	$3,651
(a)Includes realized gains and losses on certain derivative instruments used for non-qualifying (economic) hedging.
(b)Includes all net realized gains and losses except earned income (periodic settlements and changes in settlement accruals) on derivative instruments used for non-qualifying (economic) hedging or for asset replication and net realized gains and losses on Fortitude Re funds withheld assets.
(c)Effective in the quarter ended December 31, 2022, the foreign property and casualty subsidiaries report on a calendar year ending December 31. We determined that the effect of not retroactively applying this change was immaterial to our Consolidated Financial Statements for the current and prior periods. Therefore, we reported the cumulative effect of the change in accounting principle within the Consolidated Statements of Income (Loss) for the year ended December 31, 2022 and did not retrospectively apply the effects of this change to prior periods.
(d)Includes the portion of equity interest of non-operating income of Corebridge and consolidated investment entities that AIG does not own.

American International Group, Inc.
Selected Financial Data and Non-GAAP Reconciliation (continued)
($ in millions, except per common share data)

Summary of Key Financial Metrics
	Three Months Ended September 30,			Nine Months Ended September 30,
Earnings per common share:	2022	2023	% Inc. (Dec.)	2022	2023	% Inc. (Dec.)
Basic
Income from continuing operations	$3.59	$2.83	(21.2)%	$12.22	$4.86	(60.2)%
Income from discontinued operations	—	—	NM	—	—	NM
Net income attributable to AIG common shareholders	$3.59	$2.83	(21.2)	$12.22	$4.86	(60.2)
Diluted
Income from continuing operations	3.55	$2.81	(20.8)	$12.08	$4.83	(60.0)
Income from discontinued operations	—	—	NM	—	—	NM
Net income attributable to AIG common shareholders	$3.55	$2.81	(20.8)	$12.08	$4.83	(60.0)
Adjusted after-tax income attributable to AIG common shareholders per diluted share	$0.84	$1.61	91.7%	$3.73	$4.99	33.8%
Weighted average shares outstanding:
Basic	763.1	712.6		789.9	725.6
Diluted	771.1	718.7		799.1	731.0

Reconciliation of Book Value per Common Share
As of period end:	September 30, 2022	December 31, 2022	June 30, 2023	September 30, 2023
Total AIG shareholders' equity	$39,906	$40,970	$42,454	$39,984
Less: Preferred equity	485	485	485	485
Total AIG common shareholders' equity (a)	39,421	40,485	41,969	39,499
Less: Deferred tax assets (DTA)*	4,553	4,518	4,263	3,974
Less: Accumulated other comprehensive income (AOCI)	(24,121)	(22,616)	(18,982)	(22,529)
Add: Cumulative unrealized gains and losses related to Fortitude Re Funds withheld assets	(3,021)	(2,862)	(2,331)	(2,973)
Subtotal: AOCI plus cumulative unrealized gains and losses related to Fortitude Re funds withheld assets	(21,100)	(19,754)	(16,651)	(19,556)
Total adjusted common shareholders' equity (b)	$55,968	$55,721	$54,357	$55,081
Less: Intangible assets:
Goodwill	3,860	3,927	3,617	3,498
Value of business acquired	89	92	92	16
Value of distribution channel acquired	428	418	188	149
Other intangibles	286	286	244	249
Total intangible assets	4,663	4,723	4,141	3,912
Total adjusted tangible common shareholders' equity (c)	$51,305	$50,998	$50,216	$51,169
Total common shares outstanding (d)	747.2	734.1	717.5	704.6

As of period end:	September 30, 2022	% Inc. (Dec.)	December 31, 2022	% Inc. (Dec.)	June 30, 2023	% Inc. (Dec.)	September 30, 2023
Book value per common share (a÷d)	$52.76	6.3%	$55.15	1.7%	$58.49	(4.2)%	$56.06
Adjusted book value per common share (b÷d)	74.90	4.4	75.90	3.0	75.76	3.2	78.17
Adjusted tangible book value per common share (c÷d)	68.66	5.8	69.47	4.5	69.99	3.8	72.62

American International Group, Inc.
Selected Financial Data and Non-GAAP Reconciliation (continued)
($ in millions, except per common share data)

Reconciliation of Return On Common Equity
	Three Months Ended September 30,
	2022	2023
Actual or annualized net income (loss) attributable to AIG common shareholders (a)	$10,964	$8,080
Actual or annualized adjusted after-tax income attributable to AIG common shareholders (b)	$2,576	$4,632
Average AIG Common Shareholders' equity (c)	$42,325	$40,734
Less: Average DTA*	4,650	4,119
Less: Average AOCI	(21,384)	(20,756)
Add: Average cumulative unrealized gains and losses related to Fortitude Re funds withheld assets	(2,622)	(2,652)
Subtotal: AOCI plus cumulative unrealized gains and losses related to Fortitude Re funds withheld assets	(18,762)	(18,104)
Average adjusted common shareholders' equity (d)	$56,437	$54,719

ROCE (a÷c)	25.9%	19.8%
Adjusted return on common equity (b÷d)	4.6%	8.5%
*Represents deferred tax assets only related to U.S. net operating loss and foreign tax credit carryforwards on a U.S. GAAP basis and excludes other balance sheet deferred tax assets and liabilities.

Reconciliation of Net Investment Income
	Three Months Ended
	September 30,
	2022	2023
Net Investment Income per Consolidated Statements of Operations	$2,668	$3,556
Changes in fair value of securities used to hedge guaranteed living benefits	(14)	(13)
Changes in the fair value of equity securities	(16)	(40)
Net investment income on Fortitude Re funds withheld assets	(155)	(264)
Net realized gains (losses) related to economic hedges and other	52	43
Total Net Investment Income - APTI Basis	$2,535	$3,282

Net Premiums Written - Comparable Basis
	Three Months Ended September 30, 2023
				North
		Global -	Global -	America -	International -
	General	Commercial	Personal	Commercial	Commercial
General Insurance	Insurance	Lines	Insurance	Lines	Lines
Change in net premiums written
Increase (decrease) as reported in U.S. dollars	0.9%	(3.5)%	13.7%	(7.7)%	2.3%
Foreign exchange effect	0.1	(0.5)	1.9	—	(1.3)
Lag elimination impact	1.9	2.4	0.3	—	6.4
Validus Re	1.9	2.2	—	3.7	—
Crop Risk Services	4.1	5.4	—	8.9	—
Increase (decrease) on comparable basis	8.9%	6.0%	15.9%	4.9%	7.4%

American International Group, Inc.
Selected Financial Data and Non-GAAP Reconciliation (continued)
($ in millions, except per common share data)

Reconciliations of Accident Year Loss and Accident Year Combined Ratios, as Adjusted

	Three Months Ended
	September 30,
	2022	2023
Total General Insurance
Combined ratio	97.3	90.5
Catastrophe losses and reinstatement premiums	(9.8)	(6.9)
Prior year development, net of reinsurance and prior year premiums	0.9	2.7
Accident year combined ratio, as adjusted	88.4	86.3

North America
Combined ratio	114.0	92.3
Catastrophe losses and reinstatement premiums	(17.2)	(11.3)
Prior year development, net of reinsurance and prior year premiums	(8.6)	5.6
Accident year combined ratio, as adjusted	88.2	86.6

North America - Commercial Lines
Loss ratio	91.5	63.7
Catastrophe losses and reinstatement premiums	(18.1)	(11.7)
Prior year development, net of reinsurance and prior year premiums	(10.9)	5.8
Accident year loss ratio, as adjusted	62.5	57.8

Combined ratio	113.6	88.9
Catastrophe losses and reinstatement premiums	(18.1)	(11.7)
Prior year development, net of reinsurance and prior year premiums	(10.9)	5.8
Accident year combined ratio, as adjusted	84.6	83.0

North America - Personal Insurance
Combined ratio	116.4	113.0
Catastrophe losses and reinstatement premiums	(11.4)	(9.7)
Prior year development, net of reinsurance and prior year premiums	7.8	5.1
Accident year combined ratio, as adjusted	112.8	108.4

International
Combined ratio	81.4	88.7
Catastrophe losses and reinstatement premiums	(3.0)	(2.8)
Prior year development, net of reinsurance and prior year premiums	10.2	0.1
Accident year combined ratio, as adjusted	88.6	86.0

International - Commercial Lines
Combined ratio	75.4	83.4
Catastrophe losses and reinstatement premiums	(2.7)	(3.3)
Prior year development, net of reinsurance and prior year premiums	7.7	(0.4)
Accident year combined ratio, as adjusted	80.4	79.7

International - Personal Insurance
Loss ratio	50.0	55.8
Catastrophe losses and reinstatement premiums	(3.3)	(2.1)
Prior year development, net of reinsurance and prior year premiums	13.4	0.8
Accident year loss ratio, as adjusted	60.1	54.5

Combined ratio	89.8	97.2
Catastrophe losses and reinstatement premiums	(3.3)	(2.1)
Prior year development, net of reinsurance and prior year premiums	13.4	0.8
Accident year combined ratio, as adjusted	99.9	95.9

Global - Commercial Insurance
Combined ratio	98.0	86.6
Catastrophe losses and reinstatement premiums	(11.7)	(8.0)
Prior year development, net of reinsurance and prior year premiums	(3.3)	3.1
Accident year combined ratio, as adjusted	83.0	81.7

American International Group, Inc.
Selected Financial Data and Non-GAAP Reconciliation (continued)
($ in millions, except per common share data)

Reconciliation of General Insurance Return on Adjusted Segment Common Equity

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2023	2022	2023

Adjusted pre-tax income	$750	$1,367	$3,218	$3,934
Interest expense on attributed financial debt	132	130	429	389
Adjusted pre-tax income including attributed interest expense	618	1,237	2,789	3,545
Income tax expense	129	289	629	815
Adjusted after-tax income	489	948	2,160	2,730
Dividends declared on preferred stock	3	3	9	9
Adjusted after-tax income attributable to common shareholders	$486	$945	$2,151	$2,721

Ending adjusted segment common equity	$28,164	$30,571	$28,164	$30,571
Average adjusted segment common equity	$29,134	$30,362	$27,838	$30,149
Return on adjusted segment common equity	6.7%	12.4%	10.3%	12.0%

Total segment shareholder’s equity	$21,672	$24,225	$21,672	$24,225
Less: Preferred equity	209	213	209	213
Total segment common equity	21,463	24,012	21,463	24,012
Less: Accumulated other comprehensive income (AOCI)	(7,429)	(7,276)	(7,429)	(7,276)
Add: Cumulative unrealized gains and losses related to Fortitude Re funds withheld assets	(728)	(717)	(728)	(717)
Subtotal: AOCI plus cumulative unrealized gains and losses related to Fortitude Re funds withheld assets	(6,701)	(6,559)	(6,701)	(6,559)
Total adjusted segment common equity	$28,164	$30,571	$28,164	$30,571

Reconciliation of Life and Retirement Return on Adjusted Segment Common Equity

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2023	2022	2023

Adjusted pre-tax income	$784	$971	$2,465	$2,848
Interest expense on attributed financial debt	93	117	235	345
Adjusted pre-tax income including attributed interest expense	691	854	2,230	2,503
Income tax expense	141	168	449	496
Adjusted after-tax income	550	686	1,781	2,007
Dividends declared on preferred stock	2	2	6	6
Adjusted after-tax income attributable to common shareholders	$548	$684	$1,775	$2,001

Ending adjusted segment common equity	$23,051	$24,615	$23,051	$24,615
Average adjusted segment common equity	$22,531	$23,943	$22,469	$23,502
Return on adjusted segment common equity	9.7%	11.4%	10.5%	11.4%

Total segment shareholder’s equity	$7,512	$7,628	$7,512	$7,628
Less: Preferred equity	163	171	163	171
Total segment common equity	7,349	7,457	7,349	7,457
Less: Accumulated other comprehensive income (AOCI)	(17,995)	(19,414)	(17,995)	(19,414)
Add: Cumulative unrealized gains and losses related to Fortitude Re funds withheld assets	(2,293)	(2,256)	(2,293)	(2,256)
Subtotal: AOCI plus cumulative unrealized gains and losses related to Fortitude Re funds withheld assets	(15,702)	(17,158)	(15,702)	(17,158)
Total adjusted segment common equity	$23,051	$24,615	$23,051	$24,615

American International Group, Inc.
Selected Financial Data and Non-GAAP Reconciliation (continued)
($ in millions, except per common share data)

Reconciliations of Premiums and Deposits

	Three Months Ended
	September 30,
	2022	2023
Individual Retirement:
Premiums	$56	$29
Deposits	3,740	3,935
Other	(4)	(3)
Premiums and deposits	$3,792	$3,961

Group Retirement:
Premiums	$3	$6
Deposits	2,036	1,825
Other	—	—
Premiums and deposits	$2,039	$1,831

Life Insurance:
Premiums	$535	$575
Deposits	405	393
Other	226	232
Premiums and deposits	$1,166	$1,200

Institutional Markets:
Premiums	$804	$200
Deposits	1,085	2,048
Other	8	8
Premiums and deposits	$1,897	$2,256

Total Life and Retirement:
Premiums	$1,398	$810
Deposits	7,266	8,201
Other	230	237
Premiums and deposits	$8,894	$9,248

Total Debt and Preferred Stock Leverage

	Three Months Ended	Three Months Ended
	June 30, 2023	September 30, 2023
Hybrid - debt securities / Total capital	2.9%	3.1%
Financial debt and debt held for sale / Total capital	28.7	29.8
Total debt / Total capital	31.6	32.9
Preferred stock / Total capital	0.7	0.8
Total debt and preferred stock / Total capital (incl. AOCI)	32.3	33.7
AOCI Impact	(6.3)	(7.8)
Total debt and preferred stock / Total capital (ex. AOCI)	26.0%	25.9%